Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 30, 2004	NASDAQ-ACTT

ACT TELECONFERENCING ADDS TWO KEY MANAGEMENT POSITIONS - CFO
AND VP OF SALES

RESTRUCTURE OF EXECUTIVE TEAM

DENVER — ACT Teleconferencing, Inc. (NASDAQ: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today named Edward Bernica as Chief Financial Officer and Paul Pearson as Vice President of Sales. The Company also announced it has restructured a part of its executive management team.

Mr. Bernica was formerly Chief Executive Officer and Chief Financial Officer at Energy West, a $100 million publicly held diversified energy company in the Western United States.  Prior to Energy West, he served in several senior level positions at U.S. West and Internorth, Inc. and brings more than 25 years of experience in finance, strategic planning and business operations.  Mr. Bernica holds a master’s of business administration degree from Creighton University and a bachelor’s degree in electrical engineering from the University of Kansas.

Mr. Pearson brings over 27 years of sales management and business development experience in telecommunications and information technology.  He has held successful leadership and management positions with McDonnell Douglas, MCI, American Express, Metrocall Wireless and, most recently, Broadwing Communications.  Mr. Pearson has worked in domestic and international markets with multi-national corporations in both direct and wholesale product distribution.  He holds a bachelor’s degree in business and marketing from Iowa State University and has participated in advanced studies at Wharton.

“We are pleased to announce the addition of these two key positions on our team,” said Gene Warren, President and CEO.  ”Ed and Paul will greatly enhance our ability to drive revenue and achieve profitability.  Both gentlemen bring a wealth of experience in their respective fields. This is another step in the overall restructuring of ACT that began earlier this year, as we work to streamline costs and improve global revenues.”

The Company also announced the restructuring of two of its U.S.-based business units.  Ken Knopp was appointed Managing Director of U.S. Operations.  Under this position, Mr. Knopp will lead a new organization which combines ACT’s U.S. Services division with the Company’s export business – ACT’s global platform.  Mr. Knopp was formerly the General Manager of U.S. Services, while Gene Warren was the acting head of the global platform.

“I am very pleased to promote Ken to this Managing Director position,” said Warren.  ”Ken has spent the majority of his professional career with ACT after completing his MBA in international business.  As a Company that believes in promoting staff from within the organization, it has been a pleasure to watch his career grow and see the success he has brought to ACT.  He was instrumental in leading our U.S. Services division to profitability, and I am fully confident he will continue to do so in this expanded role.”

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide.  The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, Beijing, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa.  ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-205-7271, 866-231-7835; e-mail: lkaiser@acttel.com